Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation in the Registration Statement on Form S-4 of Quest Resource Corporation (the “Company”) of our report dated March 7, 2007 (November 30, 2007, as to the effect of the restatements noted in note 16 and as to additional disclosures in notes 1, 3, 4, and 17 to the financial statements) related to the consolidated financial statements of the Company as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005, the seven months ended December 31, 2004, and the fiscal year ended May 31, 2004 which appear in the Company’s Form 10-K/A for the year ended December 31, 2006.

/s/ Murrell, Hall, McIntosh & Co., PLLP

Oklahoma City, Oklahoma
February 6, 2008